Exhibit 10.1

Contacts:			FOR IMMEDIATE RELEASE
Liz Zale	212-745-9623	Investors
Les Morris	317-263-7711	Media

SIMON PROPERTY GROUP ANNOUNCES GLOBAL COMMERCIAL PAPER NOTE PROGRAM

INDIANAPOLIS, October 7, 2014 — Simon Property Group, Inc. (NYSE:SPG) announced today that its majority-owned operating partnership subsidiary, Simon Property Group, L.P. (the “Operating Partnership”), is the first U.S. REIT to establish a global unsecured commercial paper note program.

Under the terms of the program, the Operating Partnership may issue from time to time unsecured commercial paper notes (the “Notes”), denominated in U.S. dollars, Euros and other currencies, up to a maximum aggregate amount outstanding at any time of $500 million, or the non-U.S. equivalent thereof.  Notes issued in non-U.S. currencies may be issued by one or more subsidiaries of the Operating Partnership and guaranteed by the Operating Partnership.  The Notes will be sold under customary terms in the U.S and Euro commercial paper note markets and will rank (either by themselves or as a result of the guarantee described above) pari passu with all of the Operating Partnership’s other unsecured senior indebtedness.  The proceeds of the Notes will be used by the Operating Partnership for general corporate purposes.

The Notes to be offered by the Operating Partnership under the commercial paper note program will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from registration requirements.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes under the commercial paper note program.

The Notes may not be offered or sold to the public, directly or indirectly, in any Member State of the European Economic Area which applies Directive 2003/71/EC (as amended from time to time), and this press release may not be distributed, or otherwise made available in, or from or published in, such Member State except in circumstances which do not constitute a public offer of securities to the public within the meaning of Directive 2003/71/EC (as amended from time to time).

This press release contains forward-looking statements regarding the proposed offering of Notes.  These forward-looking statements are subject to certain risks and uncertainties, and actual results may differ materially from projections.  Readers should carefully review the Operating Partnership’s financial statements and notes thereto, as well as the risk factors described in its most recent annual and quarterly periodic reports and other reports filed from time to time with the SEC.  These forward-looking statements reflect management’s judgment as of this date, and the Operating Partnership assumes no obligation to revise or update them to reflect future events or circumstances.

About Simon

Simon Property Group, L.P. is the majority-owned operating partnership subsidiary of Simon Property Group, Inc. (NYSE:SPG), an S&P 100 company and a global leader in retail real estate ownership, management and development. Our industry-leading retail properties and investments across North America, Europe and Asia provide shopping experiences for millions of consumers every day and generate billions in annual retail sales.